                                                                    EXHIBIT 10.9

                                AMENDMENT NO. 8

          AMENDMENT NO. 8, dated as of November 17, 1998 (this "Amendment"), between TrizecHahn Centers Inc., a California corporation ("THCI"), and The Rouse Company, a Maryland corporation ("Rouse"), and Westfield America, Inc., a Missouri corporation ("Westfield" and, together with Rouse, the "Acquirors").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, THCI, Rouse and Westfield are parties to an Asset Purchase Agreement, dated as of April 6, 1998, as amended by Amendment No. 1 dated as of July 31, 1998, by the letter agreement dated as of July 31, 1998, by Amendment No. 2 dated as of August 31, 1998, by Amendment No. 3 dated as of September 23, 1998, by Amendment No. 4 dated as of September 25, 1998, by Amendment No. 5 dated as of October 7, 1998, by Amendment No. 6 dated as of October 22, 1998 and by Amendment No. 7 dated as of October 30, 1998 (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

          WHEREAS, THCI, Rouse and Westfield desire to amend the Asset Purchase Agreement as set forth in this Amendment; and

          WHEREAS, pursuant to Section 12.09 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by the parties hereto.

          NOW THEREFORE, in consideration of the premises and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                   AMENDMENTS TO THE ASSET PURCHASE AGREEMENT

          SECTION 1.01 Los Cerritos Mall.

               (a) Pursuant to the terms of the Asset Purchase Agreement and that certain Agreement for Purchase and Sale of Partnership Interest (the "LC Purchase Agreement"), dated July 31, 1998, between Los Cerritos LLC (a wholly owned subsidiary of Westfield America Limited Partnership) and THCI, at the Applicable Closing for Los Cerritos, THCI was obligated to purchase the partnership interest in H and H-Cerritos held by Los Cerritos LLC, and the Acquirors were obligated to purchase from THCI the Los Cerritos Property Assets. In lieu of the foregoing, on the date hereof, the following transactions have occurred in the following order:

               (i) H and H-Cerritos has redeemed the partnership interest in H and H-Cerritos held by Los Cerritos LLC for a fifty percent (50%) TC Interest in the Los Cerritos Property Assets;

               (ii) Los Cerritos LLC, as tenant-in-common, has assumed 50% of the Los Cerritos Existing Debt;

               (iii) Los Cerritos LLC has purchased from H and H-Cerritos the remaining 50% TC Interest held by H and H-Cerritos for an Adjusted Allocated Purchase Price equal to $73,093,125.00 (such Adjusted Allocated Price for such TC Interest being determined in accordance with the Asset Purchase Agreement as if such TC interest were a Partnership Interest); and

               (iv) THCI has paid (or will pay) the real property transfer taxes, if any, assessed in connection with the transfers described in clauses (i) through (iii) above.

          (b) Except as expressly provides herein, all of the terms of the Asset Purchase Agreement (including Section 9 and Section 5.11(a)(iv) of the Asset Purchase Agreement) shall apply with respect to the Los Cerritos TC Interests transferred by H and H-Cerritos to Los Cerritos LLC on the date hereof.

          (c) THCI and Los Cerritos LLC hereby terminate the LC Purchase Agreement effective as of the date hereof and agree that neither party thereto shall have any further obligation or liability thereunder.

          (d) THCI acknowledges that, for purposes of Section 9.02 of the Asset Purchase Agreement and subject to all limitations contained therein with respect to the Los Cerritos Property Assets, the term "Losses" may include Losses suffered by Westfield as a result of any breach of any representations or warranties made by Westfield to The Macerich Company ("Macerich") in connection with a sale of the Los Cerritos Property Assets by Westfield to Macerich which are based on representations or warranties made by THCI to Westfield under the Asset Purchase Agreement, but only to the extent, if any, that Westfield would have been entitled to recover from THCI under said Section 9.02 had Westfield not sold the Los Cerritos Property Assets to Macerich.

          (e) Reference is made to that certain Shopping Center Lease (the "UA Lease"), dated July 19, 1996, by and between United Artists Theater Circuit, Inc. ("UA") and H and H-Cerritos. Westfield acknowledges that for the purpose of calculating the base rent and tenant allowance under the UA Lease, (i) UA has claimed that the premises under the UA Lease (the "Premises") contains 55,078 square feet, and (ii) H and H-Cerritos has claimed that the Premises contains 56,420 square feet. In connection with the assumption by Los Cerritos LLC of the obligation to pay the remaining tenant allowance under the UA Lease, the Adjusted Allocated Purchase Price for the TC Interest in the Los Cerritos Property Assets includes a credit of $702,000.00, reflecting the unpaid tenant allowance based upon the larger square footage. If Los Cerritos LLC agrees with UA that the Premises is less than 56,420 square feet, Westfield shall cause Los Cerritos LLC to pay to H and H-Cerritos one-half of the product of the required tenant allowance per square foot under the UA Lease times the difference between 56,420 and the square footage of the Premises agreed to by Los Cerritos LLC and UA.

               (f) THCI and Westfield acknowledge that the balance of the account held by THCI for the benefit of H and H-Cerritos with respect to the period prior to July 31, 1998, and the balance of the account held by the Management Company for the benefit of H and H-Cerritos with respect to the period from and after July 31, 1998, are to be distributed 50% to Los Cerritos LLC and 50% to THCI on the Applicable Closing Date for the TC Interest in the Los Cerritos Property Assets.

          SECTION 1.02 Horton Plaza CAM Claim. Section 1.06(b) of the Amendment No. 7 to the Asset Purchase Agreement is deleted in its entirety and replaced with the following:

               "(b) If THCI has not resolved such claim to Nordstrom's and Westfield's reasonable satisfaction on or before November 30, 1998, THCI shall pay to Westfield the amount of such claim less the sum of (i) any portion of such claim which THCI has paid or caused to be paid, and (ii) any portion of such claim which THCI demonstrates to Westfield's reasonable satisfaction as being without merit. Westfield agrees to forthwith pay to Nordstrom, Inc. the full amount of such payment received by Westfield. Nothing contained in this Section 1.02 shall limit THCI's responsibility for the Nordstrom's claim or THCI's indemnification obligations with respect thereto pursuant to Section 9.02(a)(iv) of the Agreement."


          SECTION 1.03   Section 338(h)(10) Election.

               (a) Notwithstanding anything contained in the Asset Purchase Agreement, Westfield and THCI shall jointly make a deemed asset sale election described under Internal Revenue Code Section 338(h)(10) (the "Section 338(h)(10) Election") and shall make all corresponding or similar elections under applicable state or local law with respect to the Management Company in connection with the qualified stock purchase of the stock of the Management Company by Westfield under the Asset Purchase Agreement (collectively, "Elections"). Westfield and THCI shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. Westfield and THCI shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Section 338 and comparable state or local laws.

               (b) For the purpose of making the Section 338(h)(10) Election, THCI shall in good faith compute and allocate the "modified aggregate deemed sales price" among the assets of the Management Company in accordance with the provisions of Section 338 and the Treasury Regulations thereunder (the "Allocation"), and shall deliver to Westfield the Allocation with reasonable diligence after the date hereof. Each allocation contained in the Allocation shall be subject to Westfield's reasonable approval; provided that THCI shall in no event be obligated to change any allocation in any manner which is adverse to THCI. THCI shall calculate gain or loss, if any, resulting from the Elections and Westfield shall calculate tax basis in the Management Company's assets in a manner consistent with the Allocation in any tax return, schedule, estimate or otherwise. Westfield will not make an election under Section 338(g) of the Code with respect to the sale of the stock of the Management Company hereunder except in connection with the Section 338(h)(10) Election that will be made by THCI and Westfield jointly.


                                   ARTICLE II

                               GENERAL PROVISIONS

          SECTION 2.01 Authority; Effect on Asset Purchase Agreement.

               (a)  THCI hereby represents as follows:

                    (i) THCI has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Asset Purchase Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment)

                    (ii) The execution and delivery of this Amendment by THCI and the consummation by THCI of the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of THCI are necessary to authorize this Amendment or to consummate the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment).

                    (iii) This Amendment has been duly and validly executed and delivered by THCI and, assuming the due authorization, execution and delivery by Rouse and Westfield, the Asset Purchase Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of THCI, enforceable against THCI in accordance with its terms (except Insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

               (b) Rouse and Westfield each, severally but not jointly, hereby represents as follows:

                    (i) Such Acquiror has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the

     Asset Purchase Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment).

                    (ii) The execution and delivery of this Amendment by such Acquiror and the consummation by them of the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Acquiror is are necessary to authorize this Amendment or to consummate the transactions contemplated by the Asset Purchase Agreement (as amended by this Amendment).

                    (iii) This Amendment has been duly and validly executed and delivered by such Acquiror and, assuming the due authorization, execution and delivery by THCI, and Asset Purchase Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of such Acquiror, enforceable against such Acquiror in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

               (c) Except as amended hereby, the provisions of the Asset Purchase Agreement are and shall remain in full force and effect.

          SECTION 2.02 Counterparts. This Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

                [BALANCE OF THE PAGE INTENTIONALLY LEFT BLANK]

          SECTION 2.03 Governing Laws. This Amendment shall be governed in the same manner as provided in Section 12.10 of the Asset Purchase Agreement.

          IN WITNESS WHEREOF, THCI, Rouse and Westfield have caused this Amendment to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                     TRIZECHAHN CENTERS INC.



                                     By:  /s/ Neil Jacob
                                          ---------------------------
                                          Name:   Neil Jacob
                                          Title:  Vice President



                                     THE ROUSE COMPANY



                                     By:  /s/ Richard E. Galen
                                          ---------------------------
                                          Name:   Richard E. Galen
                                          Title:  Vice President



                                     WESTFIELD AMERICA, INC.



                                     By:  /s/ Irv Hepner
                                          ---------------------------
                                          Name:   Irv Hepner
                                          Title:  Secretary